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                                                                      EXHIBIT 99

                                  [WS LOGO]
                              WESTPOINT STEVENS
                                 NEWS RELEASE

Contact:      Morgan M. Schuessler
              Executive Vice President/Finance
              and Chief Financial Officer
              (706) 645-4230

                WESTPOINT STEVENS INC. TO SELL ALAMAC SUBSIDIARY
                            TO DYERSBURG CORPORATION

WEST POINT, Georgia (July 16, 1997) - WestPoint Stevens Inc. (Nasdaq/NM:WPSN) (www.westpointstevens.com) today announced it has signed a definitive agreement pursuant to which WestPoint will sell its Alamac Knit Fabrics subsidiary to Dyersburg Corporation (NYSE:DBG). Alamac produces 100% cotton and cotton blend knit fabrics for sportswear and activewear. For the year ended December 31, 1996, Alamac reported sales of $222.0 million.

     In the transaction, Dyersburg will purchase Alamac, other than its accounts receivable of approximately $42.5 million and a yarn mill located in Whitmire, S.C., for approximately $126 million. The Whitmire facility will be transferred by WestPoint to its Home Fashions business to support the previously announced 15% expansion of its sheeting product line. Dyersburg has entered into contractual commitments, subject to normal closing conditions, with The Bear Stearns Companies Inc., Prudential Securities Credit Corp. and SunTrust Banks Inc. for the necessary financing to conclude the Alamac transaction.

     Holcombe T. Green, Jr., Chairman and Chief Executive Officer of WestPoint, said, "The sale of our Alamac Knits subsidiary will have many positive benefits for our Company and its shareholders, and is consistent with our corporate strategy to become a purely consumer products company focused on home fashions. Proceeds from the transaction, as well as conversion of the Whitmire facility to sheeting yarn, will give us the opportunity to redeploy the Alamac assets into our fast-growing home fashions business."

                                     -MORE-

    POST OFFICE BOX 71, 400 W. 10TH STREET, WEST POINT, GEORGIA 31833 .AREA
                                 706-645-4000

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WPSN to Sell Alamac Subsidiary to DBG
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July 16, 1997



     The transaction is subject to financing and customary closing conditions, including receipt of applicable regulatory clearances. It is anticipated that the transaction will be consummated in early September 1997.

     WestPoint Stevens Inc. is a home fashions consumer products company, with a comprehensive line of branded and licensed products for the bedroom and bathroom. The Company is vertically integrated, and is the nation's leading manufacturer and marketer of bed linens, towels, comforters, and other accessories that are sold in retail outlets throughout the world. WestPoint Stevens' home fashions consumer products are marketed under the well-known brand names of ATELIER MARTEX, MARTEX, UTICA, STEVENS, LADY PEPPERELL, and VELLUX, and under licensed designer brands, including RALPH LAUREN HOME COLLECTION, SANDERSON, HALSTON, and STAR WARS.


     This press release contains statements which are forward-looking statements within the meaning of applicable federal securities laws and are based upon the Company's current expectations and assumptions which are subject to a number of risks and uncertainties which could cause actual results to materially differ from those anticipated.


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